                                                                Exhibit 99.23(d)

                                COMPREHENSIVE FEE
                         INVESTMENT MANAGEMENT AGREEMENT

     THIS AGREEMENT ("Agreement"), dated the 6th day of May, 2005, made and entered into by and between Reserve Short-Term Investment Trust, a Delaware business trust (the "Trust"), on behalf of Reserve Yield Plus Fund (the "Fund"), and RESERVE MANAGEMENT COMPANY, INC., a New Jersey corporation having its principal place of business in New York (the "Manager").

     WHEREAS, the Trust is an investment management company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest, no par value, in separate series or classes of series, each representing an interest in a separate portfolio of investment securities and other assets;

     The parties agree as follows:

     1. INVESTMENT SERVICES. The Manager shall select and manage the Fund's investments and shall determine what investments shall be made or disposed of by the Fund and shall effect such acquisitions and dispositions, all in furtherance of the Fund's investment objective and policies, subject to the overall control and direction of the Board of Trustees of the Trust (the "Trustees"). The Manager shall report on such activities to the Trustees and shall submit such reports and other information thereon as the Trustees shall from time to time request. Notwithstanding any other provision hereof, the Manager, with the approval of the Trustees, may contract with one or more Sub-Investment Managers to perform any of the investment management services; provided, however, any compensation paid will be the sole responsibility of the Manager.

     2. OTHER SERVICES AND ASSUMPTION OF CERTAIN EXPENSES. The Manager shall furnish (or arrange for affiliates to furnish) to the Trust, on behalf of the
Fund: (i) the services of a President and such other executive officers as may be requested by the Fund, (ii) office space and customary office facilities to the extent that the Fund's activities occur in New York, (iii) maintain Fund records not otherwise maintained by the Fund's custodian, distributor or sub-investment managers, and (iv) all accounting, administrative, clerical, secretarial and statistical services as may be required by the Fund for the operation of its business and compliance with applicable laws. The Manager shall pay the compensation of all officers of the Trust on behalf of the Fund and all operating and other expenses of the Fund except interest charges, taxes, brokerage fees and commissions, extraordinary legal and accounting fees and other extraordinary expenses including expenses incurred in connection with litigation proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors and other agents of the Trust, insurance, payments made pursuant to the Trust's Distribution Plan, state (blue sky) and SEC registration fees and other government imposed fees and expenses, costs of shareholder meetings, including proxy solicitations, the compensation of the chief compliance officer and related expenses, and the fees of the Trustees who are not interested persons of the Manager as defined in the Investment Company Act. The Manager may contract with other parties to perform any of the ordinary administrative services required of an administrator; provided, however any compensation paid for such services will be the responsibility of the Manager.

     3. COMPENSATION OF THE MANAGER. The Fund shall pay to the Manager as compensation for the services rendered hereunder and as full reimbursement for all officers, compensation and expenses of the Fund required to be paid by the Manager under paragraph 2 hereof, a management fee (as a percentage of the average daily net assets attributable to each class of shares) at annual rates expressed as percentages of the Fund's average daily net asset value attributable to the various classes of the Fund's shares as set forth in Schedule A (the "Management Fee"). Of this amount, .08% of the Fund's average daily net asset value attributable to each class (the "Advisory Fee") shall be for investment advisory services. The difference between the Advisory Fee and the Management Fee (if any) (such amount, the "Administrative Component") shall be for non-advisory services provided by the Manager or its affiliate(s). None of the services under the Administrative Component shall be distribution services required to be covered under a plan adopted pursuant to Rule 12b-1 under the Investment Company Act. To the extent permitted by law, the Manager may use a portion of the Management Fee and its own other resources to pay financial intermediaries whose clients and/or customers invest in the Fund.

     The Management Fee shall be computed and accrued daily and shall be paid by the Fund to the Manager periodically.

          If in any fiscal year the Manager waives fees and/or reimburses Fund expenses, the Manager shall be entitled to recover such amounts from the Fund during the three-year period following the end of the fiscal year in which such waiver and/or reimbursement occurred. Subject to the three-year limitation, the older unrecovered fee waivers and expense reimbursements will be recoverable before later ones. The terms of any such recoupment can be modified by the Manager and the Board of Trustees from time to time without shareholder approval.

     4. COMPLIANCE WITH APPLICABLE REQUIREMENTS. This Agreement will be performed in accordance with the requirements of the Investment Company Act and the Investment Advisers Act of 1940, as amended, and the rules and regulations under such acts, to the extent that the subject matter of the Agreement is within the purview of such acts and such rules and regulations. The Manager will assist the Trust on behalf of the Fund in complying with the requirements of the Investment Company Act, and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations under such Acts and in qualifying as a regulated investment company under the Internal Revenue Code of 1986, as amended, and applicable regulations of the Internal Revenue Service thereunder. In carrying out its obligations under this Agreement, the Manager shall at all times conform to the provisions of the Declaration of Trust and By-Laws, the provisions of the currently effective Registration Statement of the Fund under the Investment Company Act and the Securities Act, and any other applicable provisions of state or Federal law.


     5. TERMINATION. This Agreement shall be in effect for an initial two-year period, and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (i) either a majority of the Board of Trustees of the Trust or the vote of a majority of the outstanding voting securities of the Fund, and (ii) separately by a majority of the Trustees who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the shareholders of the Fund fail to approve the Agreement, if required by law, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the Investment Company Act, and the rules thereunder.

     Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Manager, or by the Manager on like notice to the Trust.

     The name "Reserve" or "Reserv" or any variation of them shall be deemed to have been licensed to the Trust by the Manager. In the event of termination of this Agreement, the Manager may terminate or revoke such license on 90 days' written notice to the Trust. On or before the date of such revocation or termination, the Trust will change its name to another name which does not include the word "Reserve."

     6. NON-ASSIGNABILITY. This Agreement shall not be assignable by either party hereto and shall automatically terminate forthwith in the event of such assignment, within the meaning of the Investment Company Act.

     7. APPROVAL OF AMENDMENTS. Any material amendments to this Agreement shall be approved by vote of the holders of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, except that an increase in the Administrative Component of the Management Fee need not be approved by any vote of the outstanding voting securities of the Fund but may be implemented if approved by a majority of the Board of Trustees of the Trust and separately by a majority of the Trustees who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any party to this Agreement, which need not be cast in person at a meeting called for the purpose of voting on such approval.

     8. NON-EXCLUSIVITY. The services of the Manager to the Trust are not to be deemed exclusive and the Trust agrees that the Manager is free to act as investment manager to various investment companies and other managed accounts. For purposes of this Agreement and the undertakings provided for herein, the Manager shall at all times be considered as an independent contractor, and shall not be considered as an agent of the Trust and shall have no authority to act for or represent the Trust in any way.

     9. LIABILITY OF THE MANAGER. In performing its duties hereunder, the Manager may rely on all documentation and information furnished it by the Trust. Except as may otherwise be provided by the Investment Company Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager's duties or by reason of reckless disregard of the Manager's obligations and duties under this Agreement.

     10. NOTICES. Any notices and communications required hereunder shall be in writing and shall be deemed given when delivered in person or when sent by first-class, registered or certified mail to the Manager or to the Trust at 1250 Broadway, 32nd Floor, New York, New York 10001, or at such addresses as either party may from time to time specify by notice to the other.

     11. DEFINITIONS. The terms "assignment," "interested person," and "majority of the outstanding voting securities," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act and the rules thereunder.

     12. GOVERNING LAW. The terms and provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

     13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be deemed to be severable.

     14. SHAREHOLDER LIABILITY. The Manager understands and agrees that the obligations of the Trust under this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Fund and the property of the Fund. The Manager represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Trust.

     15. ENFORCEMENT LIMITED TO FUND. The Manager understands and agrees that any debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing under this Agreement shall be enforceable against the assets of the Fund only, and not against the assets of the Trust, generally, or the assets of any other separate series of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on the day and year first above written.


                     Reserve Short-Term Investment Trust, on behalf of Reserve Yield Plus Fund

                     By: /s/ Bruce R. Bent II
                     ------------------------------
                            President

ATTEST:

/s/ Amy W. Bizar
---------------------------
      Secretary

                     Reserve Management Company, Inc.


                     By: /s/ Bruce R. Bent II
                     ------------------------------
                            President

ATTEST

/s/ Amy W. Bizar
---------------------------
      Secretary

                                   SCHEDULE A

                           CLASS             FEE
                           -----             ---
                  Class      8              0.08%
                  Class      10             0.10%
                  Class      12             0.12%
                  Class      13             0.13%
                  Class      15             0.15%
                  Class      20             0.20%
                  Class      25             0.25%
                  Class      35             0.35%
                  Class      45             0.45%
                  Class      TT             0.70%
                  Class      85             0.80%
                  Class      S              0.80%
                  Class      R              0.80%